Exhibit 10.2
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                            HAMPSHIRE GROUP, LIMITED
                                       AND
                                 HEATH L. GOLDEN


     THIS AGREEMENT is made and entered into as of the 3rd day of April, 2007 by and between Hampshire Group, Limited, a Delaware corporation, with offices at 119 W. 40th Street, 22nd Floor, New York, New York 10018 ("Hampshire" or the "Company"), and Heath L. Golden, an individual residing at 31 Cypress Street, Tenafly, New Jersey 07670 ("Golden").

     WHEREAS, Hampshire desires to employ Golden and to assure itself of his continued services on the terms set forth herein; and

     WHEREAS, Golden desires to be so employed under the terms set forth herein.

     NOW THEREFORE, in consideration of the premises, mutual covenants, conditions and promises in this Agreement, the parties hereto agree as follows:

     1. Employment. Subject to the terms and conditions contained herein, Golden will serve as Vice President Administration, General Counsel and Secretary of the Company. In such capacity, Golden shall have duties and responsibilities typically associated with such title, and will report directly to the Chief Executive Officer of the Company, or such other officer or employee as may be designated by the Chief Executive Officer from time to time. During the term of this Agreement, Golden shall devote substantially all of his business time, skill and attention to the performance of his duties on behalf of the Company.

     2. Term. The terms of this Agreement shall apply for the calendar year 2007 and for each year thereafter unless sooner terminated as herein provided.

     3. Salary. As compensation for his services, Golden will be paid a base salary of Two Hundred Seventy Five Thousand Dollars ($275,000) per annum, payable in accordance with the Company's customary payroll practices less appropriate withholdings and deductions required by law.

     4. Annual Bonus. For calendar year 2007 and beyond, Golden will be eligible to receive an Annual Bonus based upon a bonus program established from time to time by the Compensation Committee of the Board of Directors. All payments made pursuant to this Paragraph 4 shall be made in accordance with the Company's customary payroll practices less appropriate withholdings and deductions required by law.


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     5. Benefits. Golden shall be entitled to participate in Company insurance plans, pension and other employee benefits provided to other senior executives of the Company, in accordance with the terms and conditions contained therein.

     6. Termination.

          (A) The Company may terminate the employment relationship at any time for any reason. If Golden's employment is terminated by the Company for any reason other than for cause (other than by reason of Golden's "disability" (within the meaning of the Company's long-term disability policy)), Golden shall be paid (i) severance in an amount equal to six months of his then annual base salary, payable in six equal monthly installments less appropriate withholdings and deductions required by law and (ii) a pro rata portion of any annual bonus he would otherwise have been entitled to receive under Paragraph 4 hereof, less appropriate withholdings and deductions required by law; such pro rata amount will be paid after year end in accordance with the Company's customary payroll practices and will be calculated by multiplying the annual bonus he would otherwise have been entitled to receive under Paragraph 4 hereof by a fraction, the numerator of which is the number of completed full months in the current fiscal year through the date of termination (by way of example, if Golden is terminated on August 16, the numerator will be seven) and the denominator of which is 12. Golden will not be entitled to and shall not receive any additional compensation or benefits of any other type following the date of termination. If the Company terminates the employment for cause, Golden will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination. Notwithstanding the payment provisions described above, to the extent required to fall within the "short-term deferal" exception under
Section 409A of the Internal Revenue Code of 1986, as amended, all amounts payable under this paragraph shall be paid on or prior to March 14 of the calendar year immediately following the calendar year in which such termination occurs.

          For purposes of this Agreement, "cause" for termination shall exist only if Golden (i) breaches his fiduciary duty of loyalty owed to the Company,
(ii) is convicted of, or pleads guilty or `no contest" to, a felony, (iii) commits willful misconduct involving acts of moral turpitude or that otherwise result in, or could reasonably be expected to result in, material injury to the Company or its subsidiaries, (iv) materially breaches this Agreement, (v) materially fails to follow a written instruction of a superior or (vi) in carrying out his duties and responsibilities, is guilty of gross neglect or gross misconduct.

          (B) Golden may terminate the employment relationship at any time for any reason by giving written notice at least three (3) months prior to the effective date of termination. In the event of termination of Golden's employment under this Paragraph 6(B), he shall have the right to retain all compensation and reimbursements for outstanding expenses incurred on behalf of the Company through the effective date of termination but will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination. In addition, during such three (3) month notice period, the Company may, in its sole and absolute


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discretion, prohibit Golden from entering the premises of the Company for all or any portion of such notice period (which in no event shall be treated as a termination by the Company without cause), provided that the Company shall continue to pay to Golden his then base salary and continue benefits provided pursuant to Paragraph 5 above for the duration of the notice period.

     7. Covenants of Golden.

          (A) At any time during and after Golden's employment hereunder, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Golden shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Golden shall not disclose to or use for the benefit of any third party any Confidential Information.

          (B) At any time during and after Golden's employment hereunder and during the one (1) year period immediately following any termination of such employment for any reason, Golden shall not, directly or indirectly, for his own account or for the account of any other individual or entity, engage in Interfering Activities.

          (C) For purposes of this Agreement:

               (1) "Confidential Information" shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or subsidiaries, or (ii) that the Company or any of its affiliates or subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates or subsidiaries, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Golden of this Paragraph 7.

               (2) "Interfering Activities" shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by the Company or any of its affiliates or subsidiaries to terminate such individual's employment with the Company or any of its affiliates or subsidiaries, or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of the Company or any of its affiliates or subsidiaries to cease doing business with or reduce the amount of business conducted with the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between any such client, account, customer, licensee or business relation and the Company or any of its affiliates or subsidiaries.


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          (D) Golden acknowledges and recognizes the highly competitive nature of the Company's business, that access to Confidential Information renders him special and unique within the Company's industry, and that he will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of the Company during the course of and as a result of his employment with the Company. In light of the foregoing, Golden acknowledges and agrees that the restrictions and limitations set forth in this Paragraph 7 are reasonable and valid in geographical and temporal scope and in all other respects, and are essential to protect the value of the business and assets of the Company and its affiliates and subsidiaries.

          (E) Golden expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 7 may result in substantial, continuing and irreparable injury to the Company. Therefore, Golden hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Paragraph 7 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

     8. Change in Control.

          (A) Upon any Change in Control during the term hereof, upon such Change in Control, the Company (or its successor) shall pay Golden the Change in Control Retention Payment, such amount to be payable in cash on or as soon as administratively feasible following the consummation of such Change in Control. To the extent that Golden's employment with the Company continues following a Change in Control, notwithstanding any provision of this Agreement or any other agreement between the Company (or its affiliates) and Golden to the contrary, Golden shall be an "at-will" employee, and upon any subsequent termination of employment, absent any further agreement between the parties to the contrary, Golden shall not be entitled to any severance or other similar termination payments or benefits, whether pursuant to Section 6 of this Agreement, or by any other plan, agreement or otherwise.

          (B) Notwithstanding any provision herein to the contrary, the Change in Control Retention Payment shall be delayed for such period of time, if any, as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). On the earliest date on which the Change in Control Retention Payment can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to Golden, in a single cash lump sum, an amount equal to the Change in Control Retention Payment.


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          (C) Definitions.

               (1) "Change in Control" shall mean

                    (i) any Change in Control (as defined in the Company's 1992 Stock Option Plan (as amended and restated February 8, 2000)); or

                    (ii) the appointment as an executive officer of the Company, following the date hereof, of any shareholder who beneficially owns, as of the date hereof, directly or indirectly, in excess of five percent (5%) of the Company's outstanding voting securities.

               (2) "Change in Control Retention Payment" shall mean a lump-sum amount equal to two times the sum of (i) Golden's annual base salary as in effect immediately prior to the Change in Control, plus (ii) Golden's total bonus amount paid or payable for services performed entirely within the year prior to the year in which the Change in Control occurs (for example, if a Change in Control occurs in 2007, the total bonus included in the Change in Control Retention Payment calculation will be the bonus paid or payable for services performed entirely within the Company's 2006 fiscal year, but excludes any bonuses paid for services performed in the Company's 2005 fiscal year but paid during the Company's 2006 fiscal year).

     9. Continuing Education and Professional Dues. The Company shall pay all fees and expenses incurred in keeping Golden's bar admissions current (including continuing education and licensing fees), as well as the dues for one state and one national legal organization.

     10. Independence; Severability. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.


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     11. Entire Agreement. This Agreement contains the entire understanding of the Company and Golden with respect to compensation of Golden and supersedes any and all prior understandings, written or oral. For the avoidance of doubt, this Agreement does not amend, modify, waive, supersede, or otherwise affect the Indemnification Agreement by and between Golden and the Company dated September 11, 2006. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

     12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

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     IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.



                                   HAMPSHIRE GROUP, LIMITED



                                   By: /s/ Michael Culang
                                      ------------------------------------------
                                      Name:   Michael Culang
                                      Title:  Acting Chief Executive Officer


                                    /s/ Heath L. Golden
                                   ---------------------------------------------
                                   Heath L. Golden